Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
FischerHealth
Rebecca Macdonald
(310) 577-7870 x116
rmacdonald@fischerhealth.com

CIGNA NOW COVERING THE ESSURE PROCEDURE

MOUNTAIN VIEW, Calif. (February 15, 2006) – Conceptus, Inc. (Nasdaq: CPTS) developer of the Essure® non-incisional permanent birth control procedure, today reported that Cigna has approved the Essure procedure for reimbursement effective tomorrow Cigna is headquartered in Philadelphia, Pa. and serves approximately 9 million members across the United States. As with all healthcare plans; coverage will vary and is dependent upon the individual’s specific benefit plan.

“Over the past couple of years, we have provided Cigna with an impressive amount of data that supports the safety, efficacy, and cost effectiveness of the Essure procedure,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “This decision will be good news for the millions of women insured by Cigna who may want access to the best performing permanent female birth control on the market.”

About the Essure® Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at
1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding patient selection of the Essure procedure and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.